FIRST AMENDMENT TO SUPPLY AGREEMENT

This First Amendment to Supply Agreement (this "Amendment") is made as of August __, 2006 by and between Next Day Gourmet, L.P., an Indiana limited partnership ("Buyer") and Food Innovations, Inc., a Delaware corporation ("Supplier").

RECITALS

A. Buyer and Supplier entered into a Supply Agreement dated September 10, 2003, (the "Agreement") with respect to Buyer's purchase and distribution of certain foodservice products from Supplier ("Products").

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Section 5(a) of the Agreement is hereby amended to extend the Term of the Agreement to September 10, 2007.

2. Section 3 of the Agreement is hereby amended to provide that Buyer will continue to receive a 1% marketing fee based on net purchases, and will figure credits when calculating the monthly charge back which is deducted on a period basis.

3. Miscellaneous.

    (a) This Amendment shall be construed and interpreted under, and governed and enforced according to, the laws of the State of Illinois.

    (b) The Agreement, as amended hereby, is ratified and affirmed in all respects and shall continue in full force and effect.

    (c) Unless otherwise stated, capitalized terms are defined or provided in the Agreement.

    (d) To the extent the provisions of this Amendment are inconsistent with the provisions of the Agreement, the provisions of this Amendment shall control.

IN WITNESS WHEREOF, the parties acknowledge their agreement to the foregoing by the execution of this Amendment by their respective authorized representatives as of the date first above written.

NEXT DAY GOURMET, L.P.

By: ______________
Name: Jeffrey C. King
Title: General Manager

FOOD INNOVATIONS, INC.

By: ______________
Name: Sam Klepfish
Title: Interim president